SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPOT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 17, 2007
Century Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	0-15752 (Commission File No.)	04-2498617 (IRS Employer Identification No.)

400 Mystic Avenue Medford, MA (Address of principal executive offices)		02155 (Zip Code)
(781) 391-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Ex-10.1 Purchase and Sale Agreement, dated as of August 14, 2007
Ex-10.2 Commitment Letter, dated of as August 14, 2007
Ex-10.3 Commercial lease, dated as of August 14, 2007
Ex-99.1 Press Release dated August 17, 2007

Item 1.01 Entry into a Material Definitive Agreement
On August 17, 2007, Century Bank and Trust Company (the “Bank”), a wholly-owned subsidiary of Century Bancorp, Inc. (the “Company”), announced that on August 14, 2007, it entered into a Purchase and Sale Agreement with C&S Capital Properties, LLC (“C&S Capital”), pursuant to which the Bank agreed to sell and C&S Capital agreed to purchase the building which houses the Bank’s Medford Square branch (the “Medford Square property”) for $1.5 million. The sale is expected to close within the next week. See the Purchase and Sale Agreement, attached as Exhibit 10.1. C&S Capital is affiliated with Joseph J. Senna, Esq., who is a director of the Company and the Bank. An independent appraisal of the property was conducted, and the appraised value was determined to be $1.475 million.
The Bank also announced that it will finance $1 million of the purchase price for the Medford Square property. This loan to C&S Capital is secured by the property and personally guaranteed by Joseph J. Senna, Esq. The term of the loan is five years and the interest rate will be fixed at closing based on the Federal Home Loan Bank of Boston 5-year Classic Rate plus 200 basis points. See the Commitment Letter, attached as Exhibit 10.2.
The Bank also announced that the it will lease the Medford Square property from C&S Capital until such time as the 3 Salem Street, Medford branch is opened. The Bank entered into a lease on August 14, 2007. The term of the lease will begin on August 17, 2007 and end on thirty days’ written notice to C&S Capital. The rent will be $68,850 per year, payable in monthly installments of $5,737.50. See the Commercial Lease, attached as Exhibit 10.3.
See the Bank’s Press Release dated August 17, 2007, attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10.1	Purchase and Sale Agreement, dated as of August 14, 2007, with C&S Capital Properties, LLC.

	10.2	Commitment Letter, dated as of August 14, 2007, to C&S Capital Properties, LLC.

	10.3	Commercial Lease, dated as of August 14, 2007, with C&S Capital Properties, LLC.

	99.1	Century Bank and Trust Company Press Release dated August 17, 2007.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY BANCORP, INC.
/s/ William P. Hornby
William P. Hornby
Treasurer

Dated: August 17, 2007